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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Horace Mann Educators Corporation

We consent to the use of our report dated February 7, 2002, with respect to the consolidated balance sheets of Horace Mann Educators Corporation and subsidiaries as of December 31, 2001, 2000, and 1999, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated by reference and to the reference to our firm as experts under the heading "Independent Accountants" in the prospectus.

/s/ KPMG LLP

Chicago, Illinois
October 11, 2002